Exhibit 99.1

Industrial Enterprises of America Releases Second Quarter Financials
Wednesday February 15, 9:53 am ET

NEW YORK, Feb. 15, 2006 (PRIMEZONE) -- Industrial Enterprises of America, Inc. (OTC BB:ILNP.OB - News), a specialty automotive aftermarket supplier, today announced results for the fiscal second quarter ended December 31, 2005. The Company recorded revenues of $5,626,379 for the quarter, representing an increase of over 400% compared to the fiscal second quarter ended December 31, 2004. ILNP earned a net income of $210,936 for the quarter compared to a net loss of $125,391 in the same quarter last year.

John Mazzuto, Chief Executive Officer of Industrial Enterprises of America, Inc., commented, ``The Company has experienced strong growth and made tremendous operational strides. The net income of $210,963, recorded in the quarter, is a strong move forward when taking into account that ILNP expensed approximately $200,000 in merger related charges during the quarter. On a pro forma basis, including the Pitt Penn acquisition, ILNP would have reported revenues of $17.6 million and net income of over $1 million. Taking into account the acquisition of Pitt Penn Oil Co., our current revenue run rate is projected to be $70-$80 million. The consolidation of our operations is underway, and we anticipate being able to deliver significant cost savings over the coming quarters. Going forward, we will continue to strategically acquire profitable automotive product manufacturers and successful industrial brands.''

Additionally, Industrial Enterprises of America entered into a letter of intent to sell one of its excess facilities for $2.5 million. Such sale is subject to a definitive purchase agreement and associated documents. This sale is expected to result in a $1.5 million gain for the Company in the quarter ending March 31, 2006.

About Industrial Enterprises of America, Inc.

Industrial Enterprises of America, Inc., Headquartered in New York, NY, is an automotive aftermarket supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives & chemicals. The company has distinct proprietary brands that collectively serve the retail, professional, and discount automotive aftermarket channels.

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects'', ``forecasts'' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of EMC Packaging's and Unifide Industries' products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; (iii) the ultimate consequences of Hurricane Katrina on the supply and/or distribution chain; (iv) the consequent results of operations given the aforementioned factors; and (v) the requirement for the Company to raise additional working capital to fund operations and the availability and terms of any such funding to the Company. Without any such funding, the Company believes it may be forced to curtail operations, and if no alternative to financing, such as an additional merger or acquisition, is consummated, the Company may not continue as a going concern. Other risks are detailed from time to time in the Company's 2003 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:
  Industrial Enterprises of America, Inc.
Investors & Public Relations:
David Zazoff
(212) 505-5976
PressReleases@Za-Consulting.net